UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  August 11, 2015

Symetra Financial Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-33808	20-0978027
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

777 108th Avenue NE, Suite 1200, Bellevue, Washington	98004
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (425) 256-8000

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01—Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On August 11, 2015, Symetra Financial Corporation, a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Sumitomo Life Insurance Company, a mutual company (sougo kaisha) organized under the laws of Japan (“Sumitomo”) and SLIC Financial Corporation, a Delaware corporation and wholly-owned subsidiary of Sumitomo (“Merger Sub”), providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Sumitomo.

The Company’s Board of Directors (the “Board”) unanimously (1) determined that the Merger and the other transactions contemplated by the Merger Agreement are fair to, advisable and in the best interests of the Company and its stockholders, (2) approved the execution, delivery and performance of the Merger Agreement by the Company and the consummation of the Merger and the other transactions contemplated by the Merger Agreement, and (3) resolved to recommend the approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement by the stockholders of the Company. The Board received a fairness opinion from its financial advisor, Morgan Stanley & Co. LLC.

At the effective time of the Merger (the “Effective Time”), each share of the Company’s common stock, par value $0.01 per share (“Common Stock”), issued and outstanding immediately prior to the Effective Time, other than certain excluded shares, will be converted into the right to receive $32.00 in cash, without interest (the “Per Share Merger Consideration”). Shares of Common Stock held by Sumitomo or the Company or their respective direct or indirect wholly-owned subsidiaries will not be entitled to receive the Per Share Merger Consideration. Stock options, shares of restricted stock and performance award units issued under various benefit plans of the Company will be paid out as described below under “Treatment of Equity-Based Plans”.

Stockholders of the Company will be asked to vote on the adoption of the Merger Agreement and the Merger at a special stockholders meeting that will be held on a date to be announced. Completion of the Merger is subject to various closing conditions, including, but not limited to, (1) the adoption of the Merger Agreement by the affirmative vote of the holders of at least a majority of all outstanding shares of Common Stock (the “Stockholder Approval”), (2) the requisite approval of the Japan Financial Services Agency of an application and notification filing by Sumitomo and its affiliates, (3) the receipt of certain insurance regulatory approvals and (4) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Each party’s obligation to consummate the Merger also is subject to certain additional conditions that include the accuracy of the other party’s representations and warranties contained in the Merger Agreement (subject to certain materiality qualifiers) and the other party’s compliance with its covenants and agreements contained in the Merger Agreement in all material respects. The Merger Agreement does not contain a financing condition.

The Merger Agreement contains representations and warranties customary for transactions of this type. The Company has agreed to various customary covenants and agreements, including, among others, agreements to conduct its business in the ordinary course during the period between the execution of the Merger Agreement and the Effective Time, not to engage in certain kinds of transactions during this period and to convene and hold a meeting of its stockholders for the purpose of obtaining the Stockholder Approval.

The Company is subject to customary “no shop” restrictions on its ability to initiate, solicit or encourage alternative acquisition proposals. However, at any time prior to receipt of the Stockholder Approval, the Company may provide information to and negotiate with third parties who submit alternative acquisition proposals that the Board has determined, after consultation with outside counsel and its financial advisor, are (or could reasonably be expected to lead to) Superior Proposals (as defined below). Further, subject to certain limitations, at any time prior to the receipt of Stockholder Approval, the Board may effect a Change in Recommendation (as defined below) and the Company may terminate the Merger Agreement in order to enter into a definitive agreement with respect to a Superior Proposal, subject to the payment by the Company to Sumitomo of a termination fee in the amount of $95,000,000.  A termination fee of $95,000,000 is also payable by the Company in certain circumstances where the Merger Agreement is terminated without receipt of the Stockholder Approval at the time a competing bid was outstanding.

Prior to receipt of the Stockholder Approval, the Board may change its recommendation (a “Change in Recommendation”) upon the occurrence of a development or change in circumstances that occurs or arises after the execution of the Merger Agreement (other than receipt of an acquisition proposal) that was not known to the Board at the time of execution of the Merger Agreement (an “Intervening Event”), if the Board determines in good faith, after consultation with its outside counsel and financial advisor, that failure to do so would be inconsistent with its fiduciary duties to the Company’s stockholders. In addition, prior to receipt of the Stockholder Approval, the Board may change its recommendation upon receipt of an alternative acquisition proposal that the Board has determined in good faith, after consultation with outside counsel and its financial advisor, is more favorable to the Company’s stockholders than the Merger and the other transactions contemplated by the Merger Agreement (taking into account any adjustments to the Merger Agreement as described below), after giving due consideration to whether the acquisition proposal is (a) more favorable from a financial point of view to the stockholders of the Company than the transactions contemplated by the Merger Agreement and (b) reasonably capable of being completed, taking into account, in the case of both clause (a) and (b), all legal, financial, regulatory, timing and other aspects of such acquisition proposal, including the identity of the person making such acquisition proposal (such proposal, a “Superior Proposal”), if the Board determines in good faith, after consultation with its outside counsel and financial advisor, that the failure to do so would be inconsistent with the directors’ fiduciary duties to the Company’s stockholders under applicable law.

Prior to effecting a Change in Recommendation, the Board must provide Sumitomo with advance written notice of its intention to do so, which notice will, in the case of the occurrence of an Intervening Event, include a written description in reasonable detail of such Intervening Event, and in the case of a Superior Proposal, attach the most current version of the proposed agreement relating to such Superior Proposal. Sumitomo will generally have five business days after receipt of such notice (the “Match Period”) to negotiate with the Company to make such adjustments in the terms and conditions of the Merger Agreement as would permit the Board not to effect a Change in Recommendation. The Board may effect a Change in Recommendation only if Sumitomo does not make a proposal (including any revisions to the terms of the Merger Agreement) within the Match Period that the Board determines in good faith after consultation with outside counsel and its financial advisor, obviates the need for a Change of Recommendation.

In addition, and subject to certain limitations, either party may terminate the Merger Agreement if the Merger is not consummated by May 11, 2016, which date is automatically extended until August 11, 2016 in the event of delays in obtaining regulatory approval.

Treatment of Equity-Based Plans

Pursuant to the Merger Agreement, at the Effective Time, each stock option to purchase shares of Common Stock (each, an “Option”) that is outstanding immediately prior to the Effective Time and that has an exercise price per share of Common Stock underlying such Option (the “Exercise Price”) that is less than the Per Share Merger Consideration, whether or not vested, will be cancelled and converted into the right to receive an amount in cash, without interest, determined by multiplying (1) the excess of the Per Share Merger Consideration over the Exercise Price of such Option by (2) the number of shares of Common Stock subject to such Option, except that, each Option that is outstanding immediately prior to the Effective Time and that has an Exercise Price that is equal to or greater than the Per Share Merger Consideration, whether or not vested, will be cancelled and the holder of such Option will not be entitled to receive any payment in exchange for such cancellation.

Pursuant to the Merger Agreement, at the Effective Time, each award of shares of Common Stock that remains subject to vesting conditions that is outstanding immediately prior to the Effective Time, will be cancelled and converted into the right to receive an amount in cash, without interest, determined by multiplying (1) the Per Share Merger Consideration by (2) the number of shares of Common Stock subject to the award, for the avoidance of doubt, without taking into consideration any performance-based vesting criteria.

Pursuant to the Merger Agreement, each performance unit award granted that is outstanding immediately prior to the Effective Time (each, a “Performance Unit Award”) will be canceled and converted into the right to receive an amount in cash, calculated by determining the amount that would have been paid with respect to such Performance Unit Award for the subject award’s full performance period, based on annualized performance for such award through the period ended on the December 31 immediately preceding the Effective Time as if such annualized performance was achieved over the full subject award period (based on the conditions set for payment of such Performance Unit Award for the subject award period).

Other

The Merger Agreement has been included in this filing to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company. In particular, the representations and warranties contained in the Merger Agreement were made only for the purposes of the Merger Agreement as of the specific dates therein, and were solely for the benefit of the parties to the Merger Agreement. The representations and warranties contained in the Merger Agreement may be subject to limitations agreed upon by the parties to the Merger Agreement and may be qualified, modified or excepted by information in a confidential disclosure letter provided in connection with the signing of the Merger Agreement. Certain representations and warranties in the Merger Agreement may be subject to a standard of materiality provided for in the Merger Agreement that differ from those applicable to investors and have been used for the purpose of allocating risk among the parties, rather than establishing matters of fact. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, attached hereto as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference.

Voting Agreements

As an inducement to Sumitomo to enter into the Merger Agreement, White Mountains Insurance Group, Ltd. and Berkshire Hathaway Inc. (the “Significant Stockholders”) entered into voting agreements (the “Voting Agreements”) with Sumitomo. Pursuant to the Voting Agreements, subject to certain exceptions, the Significant Stockholders agreed to vote, or cause to be voted, their shares of Common Stock, together with any additional shares of Common Stock acquired by them after August 11, 2015, in favor of adopting the Merger Agreement at the meeting of the stockholders of the Company to be held for that purpose or if such vote is otherwise sought. In the aggregate, the Significant Stockholders are the beneficial owners of 40,611,258 shares of Common Stock, or 35.0% of the shares issued and outstanding as of August 7, 2015.

The foregoing description of the Voting Agreements and the transactions contemplated thereby is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Voting Agreements, which are filed as Exhibits 99.1 and 99.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 5.03.—Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On August 10, 2015, the Board adopted an amendment (the “Amendment”) to the Company’s Amended and Restated Bylaws (the “Bylaws”), which became effective immediately.  The Amendment added Section 5 to Article VI of the Bylaws, which provides that, unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for certain legal actions involving the Company will be the Court of Chancery of the State of Delaware, or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware does not have jurisdiction, the United States District Court for the District of Delaware.

The foregoing summary of the Amendment is qualified in its entirety to the text of the Amendment, which is attached as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01—Other Events.

Letter Agreements

Mr. Marra, Ms. Meister, Messrs. Hunt, Brooks, Goldstein, Fry and Guilbert and Ms. Katzmar Holmes (collectively, the “Executive Officers”), pursuant to negotiations with Sumitomo, entered into new letter agreements with Sumitomo, to be and become effective only if the Merger is consummated (the “Letter Agreements”). Each Letter Agreement specifies and confirms the position, duties and office location of the applicable Executive Officer as well as his or her base salary, annual bonus opportunities and long-term incentive compensation opportunities applicable during his or her continued employment with the Company. Such amounts were determined based on the levels of compensation paid or the opportunities currently made available by the Company.  Pursuant to the terms of the Letter Agreements, each Executive Officer has agreed to forego any claims under the Symetra Financial Corporation Senior Executive Change in Control Plan and the Symetra Financial Corporation Executive Severance Pay Plan arising from the Merger and/or changes to his or her compensation, benefits or reporting relationships that are contemplated by the Letter Agreement and occurring during the 90 day period following the consummation of the Merger.

As an inducement for the Executive Officers entering into the Letter Agreements and remaining employed following the consummation of the Merger, each Executive Officer is eligible to receive a cash retention payment for continuing in the Company's employ.  In each case, this retention payment is payable in two equal installments on each of the first two anniversaries of the consummation of the Merger, generally subject to the Executive Officer's continued employment through each payment date (except in the case of termination due to death or disability, termination by the Company without cause or resignation by the Executive Officer due to a constructive termination).

Press Release

On August 11, 2015, the Company issued a press release announcing the execution of the Merger Agreement and related matters. A copy of that press release is filed as Exhibit 99.3.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of the Company by Sumitomo. In connection with the proposed acquisition, the Company intends to file relevant materials with the United States Securities and Exchange Commission (the “SEC”), including the Company’s proxy statement in preliminary and definitive form. Stockholders of the Company are urged to read all relevant documents filed with the SEC, including the Company’s proxy statement when it becomes available, because they will contain important information about the proposed transaction and the parties to the proposed transaction. Investors and security holders are able to obtain the documents (once available) free of charge at the SEC’s website at www.sec.gov, or free of charge from the Company at investors.symetra.com or by directing a request to the Company at Karin.vanvleet@symetra.com.

Participants in the Solicitation

The Company and its directors, executive officers and other members of management and employees, under SEC rules, may be deemed to be “participants” in the solicitation of proxies from stockholders of the Company in favor of the proposed transaction.  Information about the Company’s directors and executive officers is set forth in the Company’s Proxy Statement on Schedule 14A for its 2015 Annual Meeting of Stockholders, which was filed with the SEC on March 25, 2015, and its Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which was filed with the SEC on February 26, 2015 and amended on April 22, 2015. Information concerning the interests of the Company’s participants in the solicitation, which may, in some cases, be different than those of the Company’s stockholders generally, is set forth in the materials filed by the Company with the SEC, and will be set forth in the proxy statement relating to the proposed transaction when it becomes available.

Cautionary Statement Regarding Forward-Looking Statements

Statements in this communication regarding the proposed transaction, the expected timetable for completing the proposed transaction, future financial and operating results, future capital structure and liquidity, benefits and synergies of the proposed transaction, future opportunities for the combined company, general business outlook and any other statements about the future expectations, beliefs, goals, plans or prospects of the board or management of the Company constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Any statements that are not statements of historical fact (including statements containing the words “expects,” “intends,” “anticipates,” “estimates,” “predicts,” “believes,” “should,” “potential,” “may,” “forecast,” “objective,” “plan,” or “targets,” and other similar expressions) are intended to identify forward-looking statements. There are a number of factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability to consummate the proposed transaction; the ability to obtain requisite regulatory approvals, the ability to obtain Company stockholder approval and the satisfaction of the other conditions to the consummation of the proposed transaction; the potential impact of the announcement or consummation of the proposed transaction on relationships, including with employees, suppliers and customers, and any related impact on integration and anticipated synergies; and the other factors and financial, operational and legal risks or uncertainties described in the Company’s public filings with the SEC, including the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent Quarterly Reports on Form 10-Q. The Company disclaims any intention or obligation to update or revise any forward-looking statements as a result of developments occurring after the date of this document except as required by law.

Item 9.01—Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number		Description
2.1	*	Agreement and Plan of Merger, dated as of August 11, 2015, by and among Sumitomo Life Insurance Company, SLIC Financial Corporation and Symetra Financial Corporation
3.1		Amendment to the Amended and Restated Bylaws of Symetra Financial Corporation
99.1		Voting Agreement, dated as of August 11, 2015, by and between Sumitomo Life Insurance Company and White Mountains Insurance Group, Ltd.
99.2		Voting Agreement, dated as of August 11, 2015, by and between Sumitomo Life Insurance Company and Berkshire Hathaway Inc.
99.3		Press Release of Symetra Financial Corporation

*Schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYMETRA FINANCIAL CORPORATION

By:	/s/ David S. Goldstein
	Name:	David S. Goldstein
	Title:	Senior Vice President,
General Counsel and Secretary

Date: August 11, 2015

EXHIBIT INDEX

Exhibit Number		Description
2.1	*	Agreement and Plan of Merger, dated as of August 11, 2015, by and among Sumitomo Life Insurance Company, SLIC Financial Corporation and Symetra Financial Corporation
3.1		Amendment to the Amended and Restated Bylaws of Symetra Financial Corporation
99.1		Voting Agreement, dated as of August 11, 2015, by and between Sumitomo Life Insurance Company and White Mountains Insurance Group, Ltd.
99.2		Voting Agreement, dated as of August 11, 2015, by and between Sumitomo Life Insurance Company and Berkshire Hathaway Inc.
99.3		Press Release of Symetra Financial Corporation

*Schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.